UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12

Direct Selling Acquisition Corp.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DIRECT SELLING ACQUISITION CORP.

5800 Democracy Drive

Plano, Texas 75024

PROXY STATEMENT SUPPLEMENT

March 10, 2023

To the Stockholders of Direct Selling Acquisition Corp.:

This is a supplement (this “Supplement”) to the definitive proxy statement of Direct Selling Acquisition Corp. (the “Company”), dated March 2, 2023 (the “Proxy Statement”), that was sent to you in connection with DSAQ’s special meeting of stockholders scheduled for 11:00 a.m., Eastern Time, on March 22, 2023, virtually, at https://www.cstproxy.com/dsacquisition/2023 (the “Stockholder Meeting”).

At the Stockholder Meeting, the Company’s stockholders will be asked to consider and vote upon a proposal to amend the Company’s amended and restated certificate of incorporation (the “Certificate of Incorporation”) to extend the date (the “Termination Date”) by which the Company has to consummate a Business Combination (the “Charter Extension”) from March 28, 2023 (the “Original Termination Date”) to June 28, 2023 (the “Charter Extension Date”) and to allow the Company, without another stockholder vote, to elect to extend the Termination Date to consummate a Business Combination on a monthly basis up to nine times by an additional one month each time after the Charter Extension Date, by resolution of the Company’s board of directors (the “Board”), if requested by DSAC Partners LLC, a Delaware limited liability company (the “Sponsor”), and upon five days’ advance notice prior to the applicable Termination Date, until March 28, 2024 (each, an “Additional Charter Extension Date”) or a total of up to twelve months after the Original Termination Date, unless the closing of a business combination shall have occurred prior thereto (the “Extension Amendment Proposal”).

In addition, the Company’s stockholders will be asked to consider and vote upon a proposal to adjourn the Stockholder Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Stockholder Meeting, there are insufficient shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock” or the “Public Stock”), and Class B common stock, par value $0.0001 per share (the “Class B Common Stock,” and the Class A Common Stock and Class B Common Stock, collectively, the “Common Stock”) in the capital of the Company represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Stockholder Meeting or at the time of the Stockholder Meeting to approve the Extension Amendment Proposal (the “Adjournment Proposal”).

The Company has filed this Supplement with the Securities and Exchange Commission to advise stockholders that the Proxy Statement contained a scrivener’s error, and to clarify that the redemption price per share was calculated with an aggregate amount on deposit in the Trust Account, which included interest not previously released to the Company, net of expected franchise and income tax payable. The corresponding disclosure in the Proxy Statement in the “Letter to Stockholders of Direct Selling Acquisition Corp.”, and pages 27, 28 and 32 should be amended as follows:

“On February 27, 2023, the most recent practicable date prior to the date of this proxy statement, the redemption price per share was approximately $10.45 (emphasis added) (which is expected to be the same approximate amount two business days prior to the Stockholder Meeting), based on the aggregate amount on deposit in the Trust Account of approximately $240,240,866.09 (emphasis added) as of February 27, 2023 (including interest not previously released to the Company but net of expected franchise and income taxes payable) (emphasis added), divided by the total number of then outstanding shares of Public Stock. The redemption price per share may increase between February 27, 2023 and the date that is two business days prior to the Stockholder Meeting due to any interest that accrues on the amount on deposit in the Trust Account prior to such date. The closing price of the Public Stock on February 27, 2023, the most recent practicable date prior to the date of this proxy statement, was approximately $10.41 per share. If the closing price of the Public Stock was to remain the same until the date of the Stockholder Meeting, exercising redemption rights would result in a Public Stockholder receiving approximately $0.04 (emphasis added) more per share than if the shares were sold in the open market (based on the current per share redemption price). The Company cannot assure stockholders that they will be able to sell their Public Stock in the open market, even if the market price per share is lower than the redemption price stated above, as there may not be sufficient liquidity in its securities when such stockholders wish to sell their shares. The Company believes that such redemption right enables its Public Stockholders to determine whether or not to sustain their investments for an additional period if the Company does not complete a Business Combination on or before the Original Termination Date.

Approval of the Extension Amendment Proposal is a condition to the implementation of the Charter Extension. In addition, the Company will not proceed with the Charter Extension if the Company will not have at least $5,000,001 of net tangible assets following approval of the Extension Amendment Proposal, after taking into account the Redemption. The Company cannot predict the amount that will remain in the Trust Account following the Redemption if the Extension Amendment Proposal is approved, and the amount remaining in the Trust Account may be only a small fraction of the 240,240,866.09 that was in the Trust Account as of February 27, 2023 (including interest not previously released to the Company but net of expected franchise and income taxes payable) (emphasis added).

The closing price of the Public Stock on February 27, 2023, the most recent practicable date prior to the date of this proxy statement, was $10.41 per share. The cash held in the Trust Account on such date was approximately 240,240,866.09 (including interest not previously released to the Company but net of expected franchise and income taxes payable) (emphasis added) (approximately $10.45 (emphasis added) per share of Public Stock). Prior to exercising redemption rights, stockholders should verify the market price of Public Stock as they may receive higher proceeds from the sale of their Public Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. The Company cannot assure its stockholders that they will be able to sell their Public Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.”

VOTING MATTERS

Only holders of record of the Company’s Class A Common Stock and Class B Common Stock at the close of business on February 21, 2023, which is the record date for the Stockholder Meeting, are entitled to notice of the Stockholder Meeting and to vote and have their votes counted at the Stockholder Meeting and any adjournments or postponements of the Stockholder Meeting. As of the close of business on February 21, 2023, there were 28,750,000 shares of Common Stock issued and outstanding and entitled to vote. Each share of Common Stock is entitled to one vote per share at the Stockholder Meeting.

All holders of shares of Class A Common Stock, regardless of whether they vote for or against the Extension Amendment Proposal or do not vote at all, may elect to convert their shares of Class A Common Stock into their pro rata portion of the amounts then held in the Trust Account if the Extension Amendment Proposal is implemented. To exercise your redemption rights, you must demand in writing that your shares of Class A Common Stock are redeemed for a pro rata portion of the funds held in the Trust Account and tender your shares to Continental Stock Transfer & Trust Company, the Company’s transfer agent, at least two business days prior to the initially scheduled date of the Stockholder Meeting. In order to exercise your redemption right, you need to identify yourself as a beneficial holder and provide your legal name, phone number and address in your written demand. You may tender your shares of Common Stock by either delivering your share certificate to the transfer agent or by delivering your shares electronically using The Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System. If you hold the shares of Common Stock in street name, you will need to instruct the account executive at your bank or broker to withdraw the shares of Common Stock from your account in order to exercise your redemption rights.

Before you vote, you should read the Proxy Statement and other documents that the Company has filed with the Securities and Exchange Commission, together with this Supplement, for more complete information about the Company and the Extension Amendment Proposal. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Proxy Statement. If you have questions about the the Extension Amendment Proposal or if you need additional copies of the Proxy Statement or the proxy card you should contact:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower

Stamford, CT 06902

Individuals call toll-free (800) 662-5200

Banks and brokers call (203) 658-9400

Email: dsaq.info@investor.morrowsodali.com

By Order of the Board of Directors of Direct Selling Acquisition Corp.

/s/ Dave Wentz
Dave Wentz Chairman and Chief Executive Officer

You are not being asked to vote any proposed business combination at this time. If the Extension Amendment Proposal is implemented and you do not elect to redeem your shares of Common Stock, provided that you are a stockholder on the record date for the stockholder meeting to consider a Business Combination, you will be entitled to vote on such Business Combination when it is submitted to shareholders and will retain the right to redeem your shares of Public Stock for cash in the event such Business Combination is approved and completed or we have not consummated such Business Combination by the applicable Termination Date.

Your vote is important. Please sign, date and return your proxy card as soon as possible to make sure that your shares of Common Stock are represented at the Stockholder Meeting. If you are a stockholder of record, you may also cast your vote in person at the Stockholder Meeting. If your shares of Common Stock are held in an account at a brokerage firm or bank, you must instruct your broker or bank how to vote your shares of Common Stock, or you may cast your vote in person at the Stockholder Meeting by obtaining a proxy from your brokerage firm or bank. Your failure to vote or instruct your broker or bank how to vote will have the same effect as voting against the Extension Amendment Proposal.

This Supplement is dated March 10, 2023.

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